SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant ☑

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

☑ Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

INSIGHT ENTERPRISES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

☑ No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
2002 ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
MEETINGS OF THE BOARD AND ITS COMMITTEES
Compensation of Directors
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises and Fiscal Year-End Option Values
Employment Contracts, Termination of Employment and Change-of-Control Arrangements
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Compensation Philosophy
Cash Bonuses and Restricted Stock Bonuses
Stock Incentives
Section 162(m)
STOCK PRICE PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AUDIT COMMITTEE REPORT
RELATIONSHIP WITH INDEPENDENT AUDITORS
Fees and Independence
STOCKHOLDER PROPOSALS
OTHER MATTERS

INSIGHT ENTERPRISES, INC.

1305 West Auto Drive
Tempe, Arizona 85284

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

May 29, 2002

TO OUR STOCKHOLDERS:

         You are cordially invited to attend the Insight Enterprises 2002 annual meeting of stockholders on Wednesday, May 29, 2002, at 3:00 p.m. local time, at our corporate headquarters, 1305 West Auto Drive, Tempe, Arizona 85284, for the following purposes:

(1)	To elect two Class II directors to serve until the 2005 annual meeting of stockholders or until their respective successors have been duly elected and qualified; and

(2)	To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

         These items are more fully described in the following pages, which are made part of this notice.

         Each outstanding share of our common stock entitles the holder of record at the close of business on April 10, 2002 to receive notice of and to vote at the annual meeting or any adjournment or postponement of the meeting. Shares of common stock can be voted at the annual meeting only if the holder is present in person or by valid proxy. A copy of our annual report to stockholders, which includes audited financial statements, is enclosed. The annual report is not part of our proxy soliciting material.

By order of the board of directors,

Tempe, Arizona April 26, 2002	Stanley Laybourne Secretary, Treasurer and Chief Financial Officer

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY, WHICH IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHTS TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THIS MEETING.

INSIGHT ENTERPRISES, INC.

1305 West Auto Drive
Tempe, Arizona 85284

PROXY STATEMENT

2002 ANNUAL MEETING OF STOCKHOLDERS

May 29, 2002

         Your vote is very important. For this reason, the board of directors is requesting that you allow your common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the board of directors by our management. The terms “we”, “our” and “Company” refer to Insight Enterprises, Inc. and its subsidiaries. This proxy statement is first being sent to our stockholders on or about April 26, 2002.

GENERAL INFORMATION

Who can vote?	You are entitled to vote your common stock if our records showed that you held your shares as of April 10, 2002. At the close of business on that date, 43,384,843 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

How do I vote?	If your common stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from it that you must follow in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may vote your shares by mail, by telephone or over the internet. To vote by mail you may instruct the persons named as proxies how to vote your common stock by signing, dating and mailing the proxy card in the envelope provided. You may vote by telephone or internet 24 hours a day, 7 days a week. The enclosed proxy card contains instructions for telephone and internet voting. Of course, you can always come to the meeting and vote your shares in person.

How may I revoke my	You may revoke your proxy instructions by any of the following procedures:

proxy instructions?

1. Send us another signed proxy with a later date;

2. Send a letter to our corporate secretary revoking your proxy before your common stock has been voted by the persons named as proxies at the meeting; or

3. Attend the annual meeting and vote your shares in person.

How are votes counted?	The annual meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting.

If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the board of directors. We are not now aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. However, if any other matters not described in this proxy statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting, but are not counted for purposes of determining the number of shares entitled to vote with respect to any proposal that the broker or other nominee lacks discretionary authority.

May I attend the annual meeting?	If you are a holder of record and you plan to attend the annual meeting, please indicate this when you vote. If you are a beneficial owner of common stock held by a broker or bank, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a broker or bank showing your current ownership and ownership of our shares on the record date are examples of proof of ownership. If you want to vote in person your common stock held in street name, you will have to get a proxy in your name from the registered holder.

What vote is required?	The two nominees for director who receive the most votes will be elected. Therefore, if you do not vote for a nominee or you elect to withhold authority to vote for any nominee on your proxy card, your vote will not count for or against any nominee.

Who pays the cost of this proxy solicitation?	We will pay the cost of this proxy solicitation. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our directors, officers and employees, for which they will not be paid.

WHO SHOULD I CALL IF I HAVE QUESTIONS?

         If you have questions about the annual meeting or voting, please call our Corporate Secretary, Stanley Laybourne, at (480) 350-1142.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

         Our board of directors consists of six members divided into three classes, with the directors in each class serving for a term of three years. The three-year terms of Larry A. Gunning and Robertson C. Jones, who are Class II directors, expire at the annual meeting. The board of directors has nominated Messrs. Gunning and Jones for re-election as directors and, unless otherwise instructed, the proxy holders will vote for the election of Messrs. Gunning and Jones. Each of the nominees has agreed to be named in this proxy statement and to serve if elected.

         We know of no reason why any of the nominees would not be able to serve. However, if any nominee is unable or declines to serve as a director, or if a vacancy occurs before election (which events are not anticipated), the proxy holders will vote for the election of such other person or persons nominated by the board of directors.

         Information concerning each director nominee is set forth below.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR ELECTION OF THE NOMINEES

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

         Our board of directors consists of six persons, divided into three classes serving staggered terms of three years. Currently, there are two directors in each class. The terms of the two Class II directors will expire at the 2002 annual meeting. The terms of the Class I and Class III directors will expire at the 2004 and 2003 annual meetings, respectively. The names of our directors and executive officers, and information about them, are set forth below.

Timothy A. Crown (Age 38) • Chief Executive Officer • Class III Director • Member of the Executive Committee	Mr. Crown, one of our founders, has been our Chief Executive Officer since January 25, 2000 and has been a director since 1994. Mr. Crown has been employed by us or one of our predecessors since 1988 and served as President from 1989 to June 2001. Mr. Crown received a Bachelor of Science degree in Business and Computer Science from the University of Kansas.

Eric J. Crown (Age 40) • Chairman of the Board • Class I Director • Member of the Executive Committee	Mr. Crown, one of our founders, has been the Chairman of the Board since 1994 and has held various officer and director positions with Insight Enterprises and its predecessor corporations since 1988, including Chief Executive Officer. Mr. Crown received a Bachelor of Science degree in Business Computer Information Systems from Arizona State University. Eric J. Crown is the brother of Timothy A. Crown.

Stanley Laybourne (Age 53) • Chief Financial Officer, Secretary and Treasurer • Class III Director • Member of the Executive Committee	Mr. Laybourne has been a director since 1994. He became the Chief Financial Officer and Treasurer in 1991, and in 1994 he became Secretary. From 1989 to 1990, Mr. Laybourne was Executive Vice President of Ovation Broadcasting Company, a company which operated commercial radio broadcast properties. From 1985 to 1989, Mr. Laybourne was President and Chief Executive Officer of The Scottscom Group, a financial services company. From 1972 to 1985, he was employed by Touche, Ross & Co., a predecessor to Deloitte & Touche, where he was an audit partner from 1983 to 1985. Mr. Laybourne is the Chief Financial Officer of the Arizona Sports Foundation, d/b/a Fiesta Bowl, Fiesta Events, Inc. and the Valley of the Sun Bowl Foundation d/b/a Insight.com Bowl. Mr. Laybourne is a Certified Public Accountant and received a Bachelor of Science degree in Accounting from The Ohio State University and a Masters in Business Administration degree from Arizona State University.

Larry A. Gunning (Age 58) • Class II Director • Chairman of the Compensation Committee • Member of the Audit Committee	Mr. Gunning has been a director since 1995. He has been Manager and Director of 3D Petroleum LLC, a petroleum marketing company, since 2001. From 1988 to 2001, Mr. Gunning was President and Director of Pasco Petroleum Corp., a petroleum marketing company that merged with 3D Petroleum LLC in 2001. Mr. Gunning received a Bachelor of Science degree in Business Management from Arizona State University. Mr. Gunning is a director of several nonprofit organizations.

Robertson C. Jones (Age 57) • Class II Director • Member of the Audit and Compensation Committees	Mr. Jones has been a director since 1995. Mr. Jones was Senior Vice President and General Counsel of Del Webb Corporation, a developer of master-planned residential communities from 1992 through 2001. Mr. Jones received his Bachelor of Arts degree from Williams College, his Masters in Business Administration degree from Oklahoma City University and his Juris Doctor degree from University of California, Hastings College of Law.

Michael M. Fisher (Age 56) • Class I Director • Chairman of the Audit Committee • Member of the Compensation Committee	Mr. Fisher has been a director since May 2001. He has been President of Power Quality Engineering, Inc. since 1995. Before joining Power Quality Engineering, Mr. Fisher spent 10 years at Computer Associates International, Inc. Mr. Fisher is a member of the board of directors of the Arizona Sports Foundation, d/b/a Fiesta Bowl, Fiesta Events, Inc. and the Valley of the Sun Bowl Foundation d/b/a Insight.com Bowl. Mr. Fisher received a Bachelor of Business Administration in Accounting in 1968 and a Masters in Business Administration in 1969 from Baylor University.

Branson (“Tony”) M. Smith (Age 46) • President	Mr. Smith was named President on June 1, 2001. Since December 2000, Mr. Smith had served as Chief Executive Officer and President of Direct Alliance Corporation, one of our subsidiaries. From July 1999 to December 2000, he served as President, and from 1996 to July 1999, he served as Chief Operating Officer of Direct Alliance Corporation. From 1992 to 1996, Mr. Smith served as the Vice President of Distribution and Senior Vice President of Fulfillment Services of Insight Direct USA, Inc., another one of our subsidiaries. Mr. Smith received a Bachelor of Science degree in Business Administration from the University of Arizona.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         We sponsor the Insight.com Bowl, a post-season intercollegiate football game that is played annually in Phoenix, Arizona. We have entered into multi-year sponsorship agreements with the Valley of the Sun Bowl Foundation d/b/a Insight.com Bowl and the Arizona Sports Foundation d/b/a Fiesta Bowl, the not-for-profit entities that conduct the Insight.com and Fiesta Bowl games and related activities. During 2001, we paid the Valley of the Sun Bowl Foundation $600,000 and the Arizona Sports Foundation $200,000 pursuant to sponsorship agreements. Stanley Laybourne, a member of our board of directors and our Chief Financial Officer, Secretary and Treasurer, serves as the Chief Financial Officer of these foundations. Michael M. Fisher, a member of our board of directors, serves as the Corporate Secretary and member of the board of directors of both foundations. We believe we obtain important local and national public relations benefits from our sponsorship and that the terms of the sponsorship agreements are as advantageous to Insight Enterprises as would be obtained in an arm’s length transaction.

MEETINGS OF THE BOARD AND ITS COMMITTEES

         The board of directors and its committees held a total of twenty meetings during the year ended December 31, 2001. None of our directors attended fewer than 75% of the aggregate of all meetings of the board of directors and any committee on which he served during 2001. The board presently has an Executive Committee, an Audit Committee and a Compensation Committee.

         The Executive Committee consists of Eric J. Crown, Timothy A. Crown and Stanley Laybourne. The Executive Committee is empowered to act on board matters that arise between meetings of the full board of directors.

         The Audit Committee, consisting of Michael M. Fisher, Chairman, Larry A. Gunning and Robertson C. Jones, met nine times in 2001. Messrs. Fisher, Gunning and Jones are considered “independent” pursuant to the Nasdaq National Market listing standards. The primary function of the Audit Committee is to assist the board of directors in fulfilling its oversight responsibilities as to financial reporting, audit functions and risk management. The Audit Committee reviews and considers the independence and performance of our independent auditors and internal audit department and the systems of internal control established by management.

         The Compensation Committee, consisting of Messrs. Gunning, Chairman, Jones and Fisher, met twice in 2001. The Compensation Committee administers salaries and benefit programs designed for senior management, officers and directors and our incentive stock plans to insure that we have the ability to attract and retain highly qualified managers through competitive salary and benefit programs and encouraging extraordinary effort through incentive rewards.

         We do not have a nominating committee or a committee performing the functions of a nominating committee. Nominations of persons to be directors are considered by the full board of directors.

Compensation of Directors

         Directors who are not also our employees receive a retainer of $5,000 per quarter ($10,000 effective April 1, 2002), $1,000 per board meeting attended, $500 per committee meeting attended and reimbursement of reasonable expenses and certain formula-based stock option awards as described below. No per-meeting fees are paid in respect of brief meetings held by teleconference. Directors who are our employees do not receive compensation for their service as directors except Eric J. Crown who, effective April 1, 2002, receives an annual retainer of $50,000 as Chairman of the Board. Mr. Crown’s employment agreement, effective April 1, 2002, is discussed elsewhere herein. Non-employee directors are eligible to receive nonqualified stock options pursuant to an annual formula grant. Non-employee directors receive options for 7,593 shares (7,500 shares effective April 1, 2002) each time they are elected for a three-year term on the board. Non-employee directors who are initially elected to the board between annual meetings receive options for 2,531 shares (2,500 shares effective April 1, 2002) multiplied by the number of full and partial years of their initial terms. In addition, in April 2002, we granted each non-employee director nonqualified stock options to purchase 10,000 shares. Options granted to non-employee directors are exercisable for 10 years (5 years effective April 1, 2002) at the fair market value of the stock on the date of grant and vest over a three-year period, subject to continued board service.

         The table below sets forth for each of the last three years the total compensation for services rendered to us by (i) our Chief Executive Officer (ii) our three other most highly compensated executive officers, and (iii) one former executive officer whose service as an executive officer terminated during 2001. We refer to these persons as named executive officers. The amounts shown include both amounts paid and amounts deferred.

Summary Compensation Table

				Long-Term
				Compensation Awards

		Annual		Restricted	Securities
		Compensation (1)		Stock	Underlying		All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(2)	Options/SARs (#)(3)		Compensation ($)(4)

Timothy A. Crown	2001	250,000	—	369,687	250,000		3,405

Chief Executive Officer	2000	250,000	—	1,468,426	345,000		3,405

					600,000	(5)

					1,000,000	(6)

					1,000,000	(7)

	1999	250,000	—	848,495	120,000		3,311

Eric J. Crown	2001	250,000	—	369,687	250,000		3,405

Vice President	2000	250,000	—	1,468,426	345,000		3,405

					600,000	(5)

					1,000,000	(6)

					1,000,000	(7)

	1999	250,000	—	848,495	120,000		3,288

Stanley Laybourne	2001	190,000	73,937	—	250,000		3,384

Chief Financial Officer, Secretary	2000	190,000	293,686	—	112,500		3,384

and Treasurer					300,000	(5)

					500,000	(6)

					500,000	(7)

	1999	190,000	—	169,700	100,000		3,322

Branson (“Tony”) M. Smith	2001	226,250	421,257	—	325,750		3,474

President	2000	200,000	151,260	—	75,000		3,474

					600,000	(5)

					500,000	(6)

					500,000	(7)

	1999	200,000	65,038	41,235	100,000		3,458

Michael A. Gumbert	2001	215,000	295,749	—	—		3,672

Former Executive Vice President	2000	215,000	1,174,740	—	350,050		3,672

					300,000	(5)

					1,000,000	(6)

					1,000,000	(7)

	1999	215,000	360,545	102,139	100,000		3,572

(1)	The cost of certain perquisites and other personal benefits are not included because they did not exceed, in the case of any named executive officer, the lesser of $50,000 or 10% of the total of the annual salary and bonus for such executive.

(2)	Represents the value based upon the number of shares awarded multiplied by the closing price on the date of grant as reported on the Nasdaq National Market. The value of the 65,306, 65,306, 2,268, 479 and 910 shares of restricted stock held at December 31, 2001 by Messrs. Crown, Crown, Laybourne, Smith and Gumbert, respectively (calculated by multiplying the number of shares held by the closing price on December 31, 2000 as reported on the Nasdaq National Market) was $1,606,528, $1,606,528, $55,793, $11,783 and $22,386 as of December 31, 2001. Recipients of restricted stock are entitled to vote and receive any dividends declared on our common stock, regardless of whether such shares have vested. The restricted stock vests quarterly over a period of three years from the date of grant, subject to acceleration in certain circumstances.

(3)	Except as otherwise noted, information in this column represents options issued by us to purchase shares of our common stock.

(4)	Represents payments for disability insurance premiums and 401(k) contributions made by us to the accounts of the named executive officers in the following amounts, respectively: $780 and $2,625 in 2001, $780 and $2,625 in 2000 and $811 and $2,500 in 1999 for Timothy A. Crown; $780 and $2,625 in 2001, $780 and $2,625 in 2000 and $788 and $2,500 in 1999 for Eric J. Crown; $759 and $2,625 in 2001, $759 and $2,625 in 2000 and $822 and $2,500 in 1999 for Stanley Laybourne; $849 and $2,625 in 2001, $849 and $2,625 in 2000 and $958 and $2,500 in 1999 for Branson (“Tony”) M. Smith and $1,047 and $2,625 in 2001, $1,047 and $2,625 in 2000 and $1,072 and $2,500 in 1999 for Michael A. Gumbert.

(5)	Represents options issued by our subsidiary Direct Alliance Corporation to purchase shares of Direct Alliance common stock.

(6)	Represents options issued by our subsidiary Plusnet Technologies Limited to purchase shares of Plusnet common stock.

(7)	Represents options issued by our subsidiary Insight ASP Limited to purchase shares of Insight ASP common stock.

Option Grants in Last Fiscal Year

         The following table sets forth information regarding stock options granted during the year ended December 31, 2001 to the named executive officers.

	Individual Grants

						Potential Realizable Value at
	Number of		Percent of Total			Assumed Annual Rates of Stock
	Securities		Options			Price Appreciation for Option
	Underlying		Granted to	Exercise		Term (1)
	Options		Employees in	Price	Expiration
Name	Granted (#)		Fiscal Year	($/Share)	Date	5%($)	10%($)

Timothy A. Crown	250,000	(2)	8.4%	$16.19	01/02/11	$2,545,058	$6,449,677

Eric J. Crown	250,000	(2)	8.4%	$16.19	01/02/11	$2,545,058	$6,449,677

Stanley Laybourne	150,000	(2)	5.0%	$16.19	01/02/11	$1,527,035	$3,869,806

	100,000	(3)	3.4%	$14.11	10/09/06	$389,833	$861,430

Branson (“Tony”)	250,000	(2)	8.4%	$18.93	04/16/11	$2,976,244	$7,542,386

M. Smith	75,750	(3)	2.5%	$14.11	10/09/06	$295,299	$652,533

Michael A. Gumbert	—		—	—	—	—	—

(1)	Amounts represent hypothetical gains that could be achieved over the full option term (5 to 10 years). The potential realizable value is calculated by assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the term of the option at the specified annual rates, and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the common stock.

(2)	Represent options granted by us to purchase shares of our common stock. One-third of the options become exercisable on each of the first three anniversaries of the grant date.

(3)	Represent options granted by us to purchase shares of our common stock. One-half of the options become exercisable on each of the first two anniversaries of the grant date.

Aggregated Option Exercises and Fiscal Year-End Option Values

         The following table sets forth information with respect to exercises of options to purchase Insight Enterprises common stock and the number and value of such options outstanding at December 31, 2001 held by the named executive officers.

         In addition, our subsidiaries, Direct Alliance, Plusnet and Insight ASP, have issued options to our named executive officers in the amounts described in footnote (2) below. None of these options is exercisable and there is no market for the underlying securities . The exercise price for each of these options is the fair market value at the date of grant, as determined by an appraisal. We have not conducted subsequent appraisals through December 31, 2001, and are not otherwise required to do so. Accordingly, the current value of these unexercisable options at December 31, 2001 is indeterminate and no value in respect of these options is included in the table below.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
			Options at Year-End (#)		Options at Year-End ($) (1)
	Shares Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable(2)	Exercisable	Unexercisable

Timothy A. Crown	100,000	$1,928,622	362,671	540,000	$2,487,018	$2,847,537

Eric J. Crown	100,000	$1,288,374	274,686	540,000	$1,663,464	$2,847,537

Stanley Laybourne	—	—	227,500	375,000	$1,873,984	$2,783,788

Branson (“Tony”) M. Smith	—	—	140,624	425,750	$957,798	$2,620,033

Michael A. Gumbert	249,217	$1,536,871	—	283,333	—	$1,909,578

(1)	Value as of December 31, 2001 is based upon the closing price on that date as reported on the Nasdaq National Market minus the exercise price, multiplied by the number of shares underlying the option.

(2)	Does not include the number of securities underlying unexercisable options at year-end issued by Direct Alliance, Plusnet and Insight ASP held by executive officers in the following amounts, respectively: 600,000, 1,000,000 and 1,000,000 held by Eric J. Crown; 600,000, 1,000,000 and 1,000,000 held by Timothy A. Crown; 300,000, 500,000 and 500,000 held by Stanley Laybourne; and 600,000, 500,000 and 500,000 held by Branson (“Tony”) M. Smith.

Employment Contracts, Termination of Employment and Change-of-Control Arrangements

         We have entered into employment agreements with each of our named executive officers. The agreements provide for base salaries and incentive bonuses and contain non-competition and change of control provisions. The board of directors approved, based upon the Compensation Committee’s recommendation, the base salaries and incentive bonuses for Timothy A. Crown, Eric J. Crown and Stanley Laybourne. Eric J. Crown, our Chairman, approved the base salaries and incentive bonuses for Branson (“Tony”) M. Smith and Michael A. Gumbert. The significant provisions of each of the employment agreements are as follows:

         Timothy A. Crown. Mr. Crown’s employment agreement was entered into with an initial period of two years, effective July 1, 1997, and contains a provision that constantly renews the agreement to a full two-year term. Mr. Crown’s base salary is currently set at $250,000 and he is entitled to receive an incentive bonus, payable quarterly, equal to 2.5% of our net earnings (before deducting the incentive bonuses of executive officers) provided that our net earnings exceed stated minimum amounts. The incentive bonus is paid in the form of either cash or restricted stock at the election of Mr. Crown. The restricted stock vests quarterly over three years, subject to acceleration in certain circumstances. Our net earnings did not exceed the minimum amounts for the quarters ended June 30, 2001, September 30, 2001 and December 31, 2001 and therefore no bonus was paid to Mr. Crown for these quarterly periods.

         Eric J. Crown. Prior to April 1, 2002, Mr. Crown’s employment agreement was substantially the same as Timothy A. Crown. Effective April 1, 2002, Mr. Crown ceased being Vice President and has entered into a revised two-year employment agreement, which is effective April 1, 2002 and expires on April 1, 2004. Under his new employment agreement, Mr. Crown will be devoting time to acquisitions, strategic planning and other key initiatives, as requested by the Chief Executive Officer or the Board of Directors, on an as-needed basis. Mr. Crown’s base salary is currently set at $250,000 and he is entitled to receive an incentive bonus, payable quarterly, equal to 0.75% of our net earnings (before deducting the incentive bonuses of executive officers) provided that our net earnings exceed stated minimum amounts. The incentive bonus is paid in the form of either cash or restricted stock at the election of Mr. Crown. The restricted stock vests quarterly over three years, subject to acceleration in certain circumstances. Our net earnings did not exceed the minimum amounts for the quarters ended June 30, 2001, September 30, 2001 and December 31, 2001 and therefore no bonus was paid to Mr. Crown for these quarterly periods.

         Stanley Laybourne. Mr. Laybourne’s employment agreement was entered into with an initial period of two years, effective July 1, 1997, and contains a provision that constantly renews the agreement to a full two-year term. Mr. Laybourne’s base salary is currently set at $200,000 and he is entitled to receive an incentive bonus, payable quarterly, equal to 1.0% of our net earnings (before deducting the incentive bonuses of executive officers) provided that our net earnings exceed stated minimum amounts. The incentive bonus is paid in the form of either cash or restricted stock at the election of Mr. Laybourne. The restricted stock vests quarterly over three years, subject to acceleration in certain circumstances. Our net earnings did not exceed the minimum amounts for the quarters ended June 30, 2001, September 30, 2001 and December 31, 2001 and therefore no bonus was paid to Mr. Laybourne for these quarterly periods.

         Branson “Tony” M. Smith. Mr. Smith’s employment agreement was entered into with an initial period of two years, effective July 1, 1999, and contains a provision that constantly renews the agreement to a full two-year term. Mr. Smith’s base salary is currently set at $250,000 and effective July 1, 2001, he is entitled to receive an incentive bonus, payable quarterly, equal to 2.0% of our net earnings (before deducting the incentive bonuses of executive officers) provided that our net earnings exceed stated minimum amounts and that each quarterly bonus through December 31, 2002 may not be less than $187,500. The incentive bonus is paid in the form of either cash or restricted stock at the election of Mr. Smith. The restricted stock vests quarterly over three years, subject to acceleration in certain circumstances.

         Michael A. Gumbert. Mr. Gumbert was placed on administrative leave on December 18, 2001 and his employment agreement was terminated effective March 18, 2002. Prior to termination, Mr. Gumbert’s employment agreement provided that his base salary was $250,000 and he was entitled to receive an incentive bonus, payable quarterly, equal to 2.0% of our net earnings (before deducting the incentive bonuses of executive officers) provided that our net earnings exceed stated minimum amounts. The incentive bonus was paid in the form of either cash or restricted stock at the election of Mr. Gumbert. The restricted stock vested quarterly over three years, subject to acceleration in certain circumstances.

Our net earnings did not exceed the minimum amounts for the quarters ended June 30, 2001, September 30, 2001 and December 31, 2001 and therefore no bonus was paid to Mr. Gumbert for these quarterly periods. Pursuant to the termination provisions of his employment contract, Mr. Gumbert was paid a severance of $1,318,407 on March 18, 2002 and all unvested stock options and restricted stock shares were fully vested on that date.

         The agreements for Messrs. Crown, Crown and Laybourne contain change of control (as defined in the agreements) and non-compete provisions that, upon a change of control, would result in payments to these individuals equal to three times their base salary and an incentive bonus for the preceding four quarters (all payments are to be grossed-up for the individuals’ taxes) and would accelerate the vesting of all unvested stock options and restricted stock. The agreement for Mr. Smith contains the same provisions except the payment would be two times his base salary and incentive bonus for the preceding four quarters and would not be grossed-up for his individual taxes.

         The agreements for Messrs. Crown, Crown, Laybourne and Smith provide that the individuals will receive certain benefits if their employment is terminated without cause. In the event an agreement is terminated without cause, the individual executive will receive a lump sum distribution consisting of (i) the total amount of his base salary for the remainder of the agreement term, and (ii) the total amount of incentive compensation payments, calculated based on a defined formula, as if the executive had not been terminated. Additionally, all unvested stock options and restricted stock shares will become fully vested.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the board of directors is charged with:

(1)	reviewing and approving the annual salary, bonus and other benefits including perquisites and personal benefits, to be paid or awarded to our executive officers;

(2)	reviewing and recommending to the board of directors new compensation and stock plans and changes to existing plans; and

(3)	administering the incentive compensation plans, stock option and other stock-based plans, and other employee benefit plans of Insight Enterprises and our subsidiaries.

         The Compensation Committee currently makes compensation decisions with respect to Timothy A. Crown, Eric J. Crown and Stanley Laybourne, but not with respect to Branson (“Tony”) M. Smith. The Compensation Committee has delegated its authority to make compensation decisions to Timothy A. Crown, our Chief Executive Officer, with respect to Mr. Smith and all others. The Compensation Committee currently is composed of Larry A. Gunning, Chairman, Robertson C. Jones and Michael M. Fisher, each of whom is a non-employee director.

         The Compensation Committee and the Co-Chief Executive Officers (prior to June 2001, Timothy A. Crown and Eric J. Crown shared the role of Chief Executive Officer) commissioned KPMG LLP, in 1997, and Hewitt Associates, in 1999 and 2000, to analyze and review the competitiveness of our executive compensation. The analyses have provided the basis for recommendations and approvals with respect to the terms and provisions included in the current executive employment agreements. The analyses provided information regarding “peer” compensation levels and long-term incentive compensation obtained from publicly held company reports and SEC filings, executive compensation surveys and other relevant sources. The Co-Chief Executive Officers and the Compensation Committee separately met with KPMG LLP and Hewitt Associates to review their findings. The Compensation

Committee and the Co-Chief Executive Officers considered all these findings in setting executive compensation. The Committee anticipates similar periodic reviews and analysis in the future.

Compensation Philosophy

         The general philosophy of our executive compensation program is to place base salaries below the marketplace while structuring the bonuses and equity incentives to offer executive compensation that is at least competitive in the marketplace. Bonuses, including equity incentives, are based upon our performance and/or the employee’s individual contribution and performance. Our executive compensation policies are intended to motivate and reward executives for long-term strategic management and the enhancement of stockholder value through cash payments (salary and bonus) and equity incentives (in the form of stock options and restricted stock). The ultimate goal of the Compensation Committee in its administration of our executive compensation program is to ensure that we attract and retain highly qualified managers through competitive salary and benefit programs and encourage extraordinary effort on the part of management through well-designed incentive opportunities. The employment agreements reflect our executive compensation philosophy.

Cash Bonuses and Restricted Stock Bonuses

         We view bonuses for executive officers as an opportunity to tie a portion of an executive officer’s compensation to our financial performance. These incentive bonuses are paid quarterly as a percentage of our net earnings (before deducting the incentive bonuses of executive officers) provided that our net earnings exceed stated minimum amounts. The percentages and minimum net earnings amounts are set forth in the executives’ employment agreements. These bonuses may be paid with restricted stock instead of cash at the option of the executive officer. Such restricted stock vests quarterly over three years (subject to acceleration in certain circumstances) and unvested shares are forfeited if the recipient ceases to be our employee. Our net earnings did not exceed the minimum amounts for the quarters ended June 30, 2001, September 30, 2001 and December 31, 2001 and therefore no bonuses were paid to Messrs. Crown, Crown, Laybourne and Gumbert for these quarterly periods. Effective July 1, 2001, Mr. Smith received the minimum bonus of $187,500, pursuant to his employment agreement, for each of the quarters ended September 30, 2001 and December 31, 2001.

Stock Incentives

         In 1994, our board of directors adopted, and our stockholders approved, the 1994 Stock Option Plan (the “1994 Option Plan”) under which incentive stock options and nonqualified stock options may be granted to executive officers, other key employees, non-employee directors and consultants. In 1997, our board of directors adopted, and our stockholders approved, our 1998 Long-Term Incentive Plan (the “LTIP”) under which a variety of stock-based awards may be granted to officers, employees, directors, and consultants or independent contractors, including officers who are also directors of Insight Enterprises and our subsidiaries. In 1999, our board of directors adopted our 1999 Broad Based Employee Stock Option Plan (the “1999 Broad Based Plan”) under which nonqualified stock options may be granted to employees of Insight Enterprises and our subsidiaries. Stock-based compensation is viewed as a critical component of our overall executive compensation program because it ties an executive’s compensation directly to the value realized by our stockholders, and because it permits us to recruit and retain top talent. Additionally, stock options may be granted in subsidiaries that we intend to eventually divest because it ties directly an executive’s compensation to the value realized from a successful divestiture.

         During 2001, stock options to purchase shares of our common stock were granted to our named executive officers in amounts which, in the Committee’s judgment, provide appropriate performance incentives to the Executives, consistent with past practices.

         All of the options granted to purchase our common stock during 2001 to named executive officers vest equally on either each of the first two or three anniversaries of the date of grant, provided the officer is still our employee. All of the options were granted with an exercise price equal to the market value of the underlying common stock at the close of trading on the date of grant, thus serving to focus the officer’s attention on managing the company from the perspective of an owner with an equity stake in the business.

Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive officer and any other executive officer whose compensation is required to be reported in the Summary Compensation Table above. Qualified performance-based compensation will not be subject to the deduction limit if certain conditions are met. It is the Committee’s intent to evaluate and, to the extent consistent with its other compensation objectives and overall compensation philosophy, take the steps necessary to satisfy those conditions in order to preserve the deductibility of executive compensation. Nevertheless, we may not be able to preserve deductibility of executive compensation recognized in connection with the exercise of certain options that have been granted to covered executive officers. Specifically, compensation resulting from the exercise of options granted to a covered executive officer under the 1994 Option Plan will not qualify for deductibility to the extent that the total of the base salary, bonuses and compensation from such option exercise received by any covered executive officer exceeds $1 million in any taxable year.

COMPENSATION COMMITTEE:

Larry A. Gunning, Chairman	Robertson C. Jones	Michael M. Fisher

STOCK PRICE PERFORMANCE GRAPH

         Set forth below is a graph comparing the percentage change in the cumulative total stockholder return on our common stock (NSIT) with the cumulative total return of the Nasdaq Stock Market U.S. Companies (Market Index) and the Nasdaq Retail Trade Stocks (Peer Index) for the period starting January 1, 1997 and ending December 31, 2001. The graph assumes that $100 was invested on January 1, 1997 in our common stock and in each of the two Nasdaq indices, and that, as to such indices, dividends were reinvested. We have not, since our inception, paid any cash dividends on our common stock.

         Historical stock price performance shown on the graph is not necessarily indicative of future price performance.

	Jan. 1 1997	Dec. 31 1997	Dec. 31 1998	Dec. 31 1999	Dec. 31 2000	Dec. 31 2001

Insight Enterprises, Inc. Common Stock (NSIT)	$100.00	$196.93	$408.86	$489.69	$324.41	$444.85

Nasdaq Stock Market U.S. Companies (Market Index)	$100.00	$122.48	$172.68	$320.89	$193.01	$153.15

Nasdaq Retail Trade Stocks (Peer Index)	$100.00	$117.44	$142.92	$125.28	$76.86	$106.26

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, our directors, executive officers, and any persons holding more than 10% of our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and we are required to disclose any failure to file by these dates. Based upon a review of such reports furnished to us, or written representations that no reports were required, we believe that all of these filing requirements were satisfied in a timely manner during the year ended December 31, 2001.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of our common stock, as of February 28, 2002, by (i) each person or entity known us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of the named executive officers, and (iv) all directors and named executive officers as a group.

	Shares of Common Stock
	Beneficially Owned (1)

Name (2)	Number of Shares		Percent

FMR Corp.	6,224,653	(3)	14.7%

82 Devonshire Street

Boston, MA 02109

Timothy A. Crown	1,743,969	(4)	4.1%

Eric J. Crown	1,892,153	(5)	4.4%

Stanley Laybourne	347,087	(6)	*

Branson (“Tony”) M. Smith	291,390	(7)	*

Michael A. Gumbert	234,327	(8)	*

Robertson C. Jones	34,497	(9)	*

Larry A. Gunning	11,290	(10)	*

Michael M. Fisher	—		*

All directors and executive officers as a group (7 persons)	4,554,713	(11)	10.3%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to securities. In accordance with SEC rules, any shares that may be acquired upon exercise of stock options or other convertible securities within 60 days of the date of the information contained in the table are deemed to be beneficially owned by the holder thereof. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	The address of Messrs. Crown, Crown, Laybourne, Smith, Gumbert, Jones, Gunning and Fisher is c/o Insight Enterprises, Inc., 1305 West Auto Drive, Tempe, Arizona, 85284.

(3)	The number of shares reported for FMR Corp. as of December 31, 2001 is based on a Form 13G filed with the SEC on February 14, 2002. We make no representation as to the accuracy or completeness of the information reported.

(4)	Includes 561,005 shares subject to options exercisable within 60 days of February 28, 2002 and 288 shares held in our 401(k) Plan.

(5)	Includes 505 shares beneficially owned by Mr. Crown’s spouse, 473,020 shares subject to options exercisable within 60 days of February 28, 2002 and 312 shares held in our 401(k) Plan.

(6)	Includes 315,000 shares subject to options exercisable within 60 days of February 28, 2002 and 304 shares held in our 401(k) Plan.

(7)	Includes 290,624 shares subject to options exercisable within 60 days of February 28, 2002 and 287 shares held in our 401(k) Plan.

(8)	Includes 233,333 shares subject to options exercisable within 60 days of February 28, 2002 and 388 shares held in our 401(k) Plan.

(9)	Includes 34,497 shares subject to options exercisable within 60 days of February 28, 2002.

(10)	Includes 11,290 shares subject to options exercisable within 60 days of February 28, 2002.

(11)	Includes 1,918,769 shares subject to options exercisable within 60 days of February 28, 2002 and 1,579 shares held in our 401(k) Plan.

AUDIT COMMITTEE REPORT

         The Audit Committee of the board of directors is composed of three independent directors and operates under a written charter adopted by the board of directors. A copy of the Amended and Restated Audit Committee Charter is attached as Exhibit A.

         Management is responsible for the internal controls and the financial reporting process of Insight Enterprises. The independent auditors are responsible for performing an independent audit of the Insight Enterprises consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to assist the board in fulfilling its oversight responsibility to stockholders relating to the Insight Enterprises financial statements and financial reporting process.

         In this context, the Committee met nine times during 2001, during which it held discussions with senior members of the Insight Enterprises financial management team, director of internal audit and independent auditor. Several discussions with the director of internal audit and independent auditor were held without the presence of senior members of management. Management has reviewed the Insight Enterprises audited consolidated financial statements with the Committee including a discussion of the quality, not just the acceptability, of the relevant accounting principles, the reasonableness of significant judgments made in connection with critical accounting principles and the accuracy and clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the company have been prepared in conformity with generally accepted accounting principles.

         The Committee discussed with the independent auditors the matters required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (communication with audit committees). The independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (independence discussions with audit committees), and the Committee discussed with the independent auditors their independence and whether that firm’s provision of non-audit services during 2001 was compatible with independence.

         Based on the Committee’s discussions with management and the independent auditors and its review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the board of directors include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Michael M. Fisher, Chairman	Larry A. Gunning	Robertson C. Jones

RELATIONSHIP WITH INDEPENDENT AUDITORS

         Our principal independent accounting firm during the year ended December 31, 2001 was KPMG LLP (“KPMG”), independent certified public accountants. KPMG has audited our financial statements since 1988. It is contemplated that KPMG will be retained as the principal independent accounting firm to be utilized by us during 2002. A representative of KPMG is expected to be present at the annual meeting for the purpose of responding to appropriate questions and will be given the opportunity to make a statement if he or she desires to do so.

Fees and Independence

         Audit Fees. KPMG billed us an aggregate of $291,450 for professional services rendered for the audit of our financial statements for the year ended December 31, 2001, its reviews of our financial statements included in our Forms 10-Q during 2001 and statutory audits in the United Kingdom and Germany.

         Financial Information Systems Design and Implementation Fees. During the year ended December 31, 2001, KPMG provided no services and therefore billed no fees to us in connection with financial information systems design and implementation.

         All Other Fees. During the year ended December 31, 2001, KPMG billed us an aggregate of $744,750 for all other services consisting of:

Global tax consulting	$321,413

United Kingdom tax reorganization	109,520

Direct Alliance proposed spin-off	127,000

Property taxes, expatriates and other tax services	65,251

Unclaimed property services	63,000

Acquisition due diligence	36,000

Tax compliance	22,566

$744,750

         The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence and has recommended to the board of directors that KPMG be retained as our principal independent auditor for 2002.

STOCKHOLDER PROPOSALS

         If any stockholder would like to make a proposal at our 2003 annual meeting, we must receive it no later than December 27, 2002 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. If any stockholder intends to present a proposal at the 2003 annual meeting of stockholders without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no later than March 30, 2003. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Proposals should be addressed to our corporate Secretary at 1305 West Auto Drive, Tempe, Arizona 85284.

OTHER MATTERS

         We know of no other matters to be brought before the annual meeting. If any other matter properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares represented by the proxies as the board of directors may recommend.

INSIGHT ENTERPRISES, INC.

EXHIBIT A

AUDIT COMMITTEE CHARTER
APPROVED APRIL 2002

The Purpose of the Audit Committee

         The purpose of the Audit Committee of Insight Enterprises Inc, (the Company) is to assist the Company’s Board of Directors in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditing firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

         The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with the auditors and the experience of the Committee’s members in business, financial and accounting matters.

Membership

         The Audit Committee shall be composed of at least three directors who meet the independence and qualification requirements as provided in the applicable Marketplace Rules of The NASDAQ Stock Market. Appointment to the Committee, including the designation of the Chair of the Committee, shall be made on an annual basis by the full Board of Directors.

Responsibilities

The Audit Committee:

•	and the Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the independent auditor. The Audit Committee recommends the selection and the discharge of the independent auditor to the Board of Directors. The independent auditor, in its capacity as an independent public accounting firm, is to be informed that it is responsible to the Board of Directors and the Audit Committee as representatives of the stockholders.

•	on at least an annual basis obtains from the independent auditor a formal written

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statement delineating all relationships between the independent auditor and the Company, consistent with standards set by the Independence Standards Board. The Audit Committee discusses with the independent auditor relationships and services that in the view of the Committee may affect auditor objectivity or independence. If the Committee is not satisfied with the auditor’s assurances of independence, the Committee takes or recommends to the full Board appropriate action to ensure the independence of the independent auditor.

•	reviews the audit fee, all of the independent auditor’s non-audit services that exceed a Committee approved amount and factors related to the independence of the auditor such as the extent to which non-audit services have been performed.

•	meets at least four times a year and more frequently as circumstances require. At least a majority of members must be present at all meetings.

•	meets with the internal and external auditors to review their audit plans, the audit scope, and the results of their audit work with regard to the adequacy and appropriateness of the accounting and financial controls of the corporation.

•	reviews annually the performance of both the internal audit group and the independent auditor in executing these plans and meeting their objectives.

•	reviews the use of auditors other than the independent auditor in cases such as management’s request for second opinions.

•	reviews with the independent auditor its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such matters as are required to be discussed with the Committee under generally accepted auditing standards.

•	reviews and discusses with management the audited financial statements, management’s evaluations of the Company’s internal controls, overall quality of the Company’s financial reporting, related auditor views and the basis for audit conclusions, and, if deemed appropriate, recommends to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year.

•	reviews the interim financial statements with management and the independent auditors prior to the announcement of quarterly earnings and the filing of the Company’s Quarterly Report on Form 10-Q.

•	reviews and discusses management and independent auditor presentations to the Audit Committee with regard to various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor.

•	reviews matters related to the corporate compliance activities of the corporation.

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•	reviews and reassesses the adequacy of its charter annually and determines whether to recommend to the full Board if the Audit Committee charter should be reaffirmed or modified.

•	reviews with the Company’s in-house counsel and others any legal, tax, or regulatory matters that may have a material impact on Company operations and the financial statements.

•	publishes the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	reviews and approves any related party transactions.

•	when appropriate, is authorized to designate one or more of its members to perform certain of its duties on its behalf, subject to such reporting to or ratification by the Committee as the Committee shall direct.

•	has the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

•	meets with the internal and external auditors in separate executive sessions (1) to review items of a sensitive nature that may impact the accuracy of financial reporting (2) to discuss significant issues and concerns that have been communicated to management but, in their judgment, have not been adequately addressed (3) to discuss any difficulties encountered in the course of their audits such as restrictions on the scope of their work or access to information or (4) to discuss any matters which the Committee or these groups believe should be discussed privately with the Audit Committee.

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INSIGHT ENTERPRISES, INC.
ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 29, 2002
3:00 p.m. local time

Insight Corporate Headquarters
1305 West Auto Drive
Tempe, Arizona 85284

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 29, 2002.

The shares of stock you hold in your account will be voted as you specify.

If no choice is specified, the proxy will be voted “FOR” Item 1.

By signing this proxy, you revoke all prior proxies and appoint TIMOTHY A. CROWN and STANLEY LAYBOURNE, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Company #
Control #

There are three ways to vote your proxy:

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE – 800-240-6326 – QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00am (CT) on May 28, 2002.

•	You will be prompted to enter the 3-digit Company Number and your 7-digit Control Number (located above).

•	Follow the simple instructions of the automated attendant.

VOTE BY INTERNET – www.eproxy.com/nsit/ – QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00pm (CT) on May 28, 2002.

•	You will be prompted to enter the 3-digit Company number and your 7-digit Control Number (located above) to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Insight Enterprises, Inc. c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If voting by phone or Internet, you should not mail your proxy card.
—Please detach here —

The Board of Directors Recommends a Vote FOR item 1.

1.	Election of Two Class II Directors:	01 Larry A. Gunning 02 Robertson C. Jones	Vote FOR all nominees (except as marked)	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number of the nominee in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL.

Address Change? Mark Box Indicate changes below:	Planning to attend the Annual Meeting? Mark Box	Date:___________________________

Signature(s) in Box
Please sign exactly as your name(s) appear on the proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.